Exhibit 99.1
FINAL
Contacts:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150
Pharmion Corporation Announces FDA Acceptance
of Vidaza NDA Supplement for IV Administration for Filing
and Grants Six Month Review Goal
     BOULDER, Colo., June 13, 2006 — Pharmion Corporation (Nasdaq: PHRM) today announced that the U.S. Food and Drug Administration (FDA) accepted for filing and established a six month review goal for the Company’s new drug application (NDA) supplement to add IV administration to instructions in the prescribing information for its demethylating agent Vidaza® (azacitidine for injectable suspension). This targets an agency response on or before September 29, 2006.
“We are pleased that the FDA has accepted our application for filing and we look forward to working with the FDA as we seek an approval for physicians to administer Vidaza via an IV infusion of less than one hour,” said Patrick J. Mahaffy, Pharmion’s president and CEO. “We believe that this would offer two convenient options for the delivery of Vidaza, providing flexibility within the label to physicians and their patients.”
If the NDA supplement is approved, the dosing for Vidaza would remain the same at 75 mg/m2 daily, for seven days, every four weeks.
About Vidaza
On May 19, 2004, Vidaza (azacitidine for injectable suspension) became the first drug approved by the FDA for the treatment of patients with myelodysplastic syndromes (MDS). The FDA approved Vidaza, the first in a new class of drugs called demethylation agents, for treatment of all five MDS subtypes, which include both low-risk and high-risk patients. These subtypes include: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) if accompanied by neutropenia or thrombocytopenia or requiring transfusions; refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).
Vidaza is believed to exert its antineoplastic effects by causing hypomethylation of DNA and direct cytotoxicity on abnormal hematopoietic cells in the bone marrow. The concentration of azacitidine required for maximum inhibition of DNA methylation in vitro does not cause major suppression of DNA synthesis. Hypomethylation may restore normal function to genes that are critical for differentiation and proliferation. The cytotoxic effects of azacitidine cause the death of rapidly dividing cells, including cancer cells that are no longer responsive to normal growth control mechanisms. Non-proliferating cells are relatively insensitive to Vidaza.

Important Safety Information
Vidaza is contraindicated in patients with a known hypersensitivity to azacitidine or mannitol and in patients with advanced malignant hepatic tumors.
In clinical studies, the most commonly occurring adverse reactions were nausea (70.5%), anemia (69.5%), thrombocytopenia (65.5%), vomiting (54.1%), pyrexia (51.8%), leukopenia (48.2%), diarrhea (36.4%), fatigue (35.9%), injection site erythema (35.0%), constipation (33.6%), neutropenia (32.3%) and ecchymosis (30.5%). Other adverse reactions included dizziness (18.6%), chest pain (16.4%), febrile neutropenia (16.4%), myalgia (15.9%), injection site reaction (13.6%), aggravated fatigue (12.7%) and malaise (10.9%).
Because treatment with Vidaza is associated with neutropenia and thrombocytopenia, complete blood counts should be performed as needed to monitor response and toxicity, but at a minimum, prior to each dosing cycle.
Because azacitidine is potentially hepatotoxic in patients with severe pre-existing hepatic impairment, caution is needed in patients with liver disease. In addition, azacitidine and its metabolites are substantially excreted by the kidneys and the risk of toxic reactions to this drug may be greater in patients with impaired renal function. Because elderly patients are more likely to have decreased renal function, it may be useful to monitor renal function.
Vidaza may cause fetal harm. While receiving treatment with Vidaza, women of childbearing potential should avoid becoming pregnant, and men should avoid fathering a child. In addition, women treated with Vidaza should not nurse.
About Pharmion
Pharmion is a biotechnology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic therapy, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Pharmion’s product candidates; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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